EXHIBIT 99

For Immediate Release

PRIMEDIA Reports Second Quarter 2003 Results

Solid results are at the top of the company’s guidance range for the quarter

•                    Consolidated sales were $365.0 million, down 5.0%, in second quarter 20031.  The decline in sales was due primarily to continued weakness in the B2B Segment.

•                    Consumer Segment EBITDA2 was $66.7 million, up 21.3%, in second quarter 2003.

•                    B2B Segment EBITDA2 was $6.9 million, down 56.6%, in second quarter 2003.

•                    Corporate Overhead2 was $(7.0) million, reduced by 19.5%, in second quarter 2003.

•                    Operating income was $32.0 million in second quarter 2003, compared to $8.7 million in same period of the prior year.

•                    Income applicable to common shareholders was $73.3 million in the second quarter 2003, including a $104.3 million gain on the sale of Seventeen magazine and related teen properties, compared to a loss of $30.9 million in the second quarter 2002.

•                    At June 30, 2003, long-term debt and preferred stock outstanding declined by approximately $151 million, compared to March 31, 2003.

•                    For the third quarter 2003, the company’s target for Consumer Segment EBITDA, B2B Segment EBITDA and Corporate Overhead totals $50-53 million.  Full year 2003 guidance for Consumer Segment EBITDA, B2B Segment EBITDA and Corporate Overhead remains the same.  Due to continued weakness in the B2B Segment, PRIMEDIA is lowering its target for full year 2003 consolidated sales.

“PRIMEDIA has made significant progress on its goals of improving profitability, improving and simplifying the balance sheet and delivering increasing value to our investors. Our strategy of focusing on our core businesses with great execution is taking hold throughout PRIMEDIA.”

Charles McCurdy, President and Interim CEO

1 All comparisons in this press release are to the same quarter of the prior year, unless otherwise indicated.

2 Due to the evolving interpretation by the SEC regarding the recently adopted Regulation G and the use of non-GAAP financial measures, the EBITDA reported results of PRIMEDIA’s two business segments and corporate overhead may no longer be summed to arrive at what was previously referred to as “Total Segment EBITDA.”  Therefore, what was reported last quarter in the aggregate as “Total Segment EBITDA” will now be reported separately as “Consumer Segment EBITDA”, “B2B Segment EBITDA” and “Corporate Overhead”.

Second Quarter Highlights:

($ millions, adjusted for sale of Seventeen and related teen properties)

	2Q03	2Q02	% Change
Sales (a) (b):
Consumer	$291.7	$293.5	-0.6%
B2B	74.8	92.4	-19.0%
Intersegment eliminations and other	(1.5)	(1.7)
Total Sales	$365.0	$384.2	-5.0%

Consumer Segment EBITDA (b)	$66.7	$55.0	21.3%
B2B Segment EBITDA (b)	$6.9	$15.9	-56.6%
Corporate Overhead	$(7.0)	$(8.7)
Operating Income	$32.0	$8.7	267.8%

a)     This presentation eliminates all intrasegment activity within the segment results.

b)    From continuing businesses.

2003 Targets - The company has set the following targets for 2003, adjusted for the recent sale of Seventeen magazine and related teen properties (“Seventeen Asset Sale”).  Due to continuing weakness in the B2B Segment, the Sales target for 2003 has been lowered.

($ millions)	2002 Actual	2002 Adjusted for Seventeen Asset Sale	2003 Previous Target	2003 Current Target
Sales from continuing businesses (1)	$1,574	$1,479	$1,495-1,510	$1,460-1,480
Consumer Segment EBITDA, B2B Segment EBITDA, Corporate Overhead (from continuing businesses)	$250	$238	$254-259	$254-259
Margin	16%	16%	17%	17%
Capital Expenditures (2)	$47		$54-56	$50-52
Total debt (including current maturities) and preferred stock (3)	$2,365		$2,200	$2,200

(1)          Amounts are after intercompany eliminations.

(2)          Actuals have been adjusted to exclude the netting of certain fixed asset sale proceeds and include payments on capital leases.  Absent these adjustments, net capital expenditures for 2002 were approximately $39 million.

(3)          Includes capital leases and Series J preferred stock.

Consolidated Second Quarter 2003 Results

New York, NY, July 31, 2003 — PRIMEDIA Inc. (NYSE: PRM) today announced that consolidated sales from continuing businesses were $365.0 million in second quarter 2003, compared to $384.2 million in the second quarter 2002.  Operating Income was $32.0 million in second quarter 2003 versus $8.7 million in the comparable period of 2002.  Net income was $88.9 million in second quarter 2003, including a $104.3 million gain on the Seventeen Asset Sale, compared to a net loss of $34.4 million in second quarter 2002.  Income applicable to common shareholders per common share was $0.28 in second quarter 2003, improved from a loss of $0.12 per share in the same period last year.  As previously announced, the company eliminated the non-core category at the end of the second quarter 2002, therefore reported and continuing businesses are identical subsequent to July 1, 2002.

Charles McCurdy, President and Interim CEO of PRIMEDIA, said, “Our performance in the second quarter was solid.  Management has sharpened its focus on our core businesses and is executing well, delivering excellent products to our audiences and creative marketing solutions to our advertisers.  While B2B trade advertising remains weak, our Consumer Guides business continues to grow and enthusiast magazines remain solid.  Our goals are to generate organic growth, continue to improve profitability, improve and simplify the balance sheet and deliver increasing value to our investors.”

Segment Results

Consumer (Consumer Magazine and Media Group, Consumer Guides, PRIMEDIA Television and About).

Consumer Segment sales from continuing businesses were $291.7 million in second quarter 2003, down $1.8 million or 0.6%.

For the Consumer Magazine and Media Group, sales were down approximately $7 million, due to two fewer issues of New York magazine and the rate base reduction in the soap opera titles implemented earlier this year.  Sales from Motor Trend and Automobile magazines, and the automotive enthusiast, action sports and crafts categories grew in second quarter 2003.

For the Consumer Guides division, sales were up approximately $4 million in second quarter 2003, due primarily to continued growth in Apartment Guides and its distribution arm, Distributech.

PRIMEDIA Television was soft in the second quarter 2003 due primarily to reduced advertising spending on Channel One from two large accounts, which more than offset sales from new advertisers.  Sales for PRIMEDIA Television in the second quarter 2003 were down approximately $2 million.

PRIMEDIA’s Internet businesses and About continue to grow and improve their financial performance.

Consumer Segment EBITDA from continuing businesses was $66.7 million in second quarter 2003, up by 21.3%, due primarily to cost reductions in most Consumer Segment businesses.

B2B (Business Magazines & Media Group and PRIMEDIA Workplace Learning).

B2B Segment sales from continuing businesses were $74.8 million in second quarter 2003, down $17.6 million or 19.0%.

Sales at trade magazines and trade shows declined by approximately $7 million in second quarter 2003, with weakness across numerous categories.  Additionally, certain annual trade shows that occurred in the second quarter of last year occurred in the first quarter of this year.  The difference in the timing of those trade shows caused the year over year comparison to decline by approximately $3 million.  Also, the absence of revenues from certain products that were shut down caused a year over year decline of approximately $2 million in second quarter 2003.

Sales for PRIMEDIA Workplace Learning were down by approximately $4 million in second quarter 2003, as demand for workplace training services continues to be weak.

B2B Segment EBITDA from continuing businesses was $6.9 million in second quarter 2003, down 56.6%.

Balance Sheet

Debt Reduction

In the second quarter 2003, the company permanently reduced its credit facilities by $50 million.  At June 30, 2003, total long-term debt declined by approximately $140 million compared to March 31, 2003.

Maturity Extended

PRIMEDIA’s next senior note maturity will now occur in 2008 and its interest expense will be reduced by approximately $1.5 million on an annual basis, as a result of issuing $300 million principal amount of 8% Senior Notes due 2013 on May 15, 2003 and redeeming all $291.5 million of its 8 ½% Senior Notes due 2006 on June 16, 2003.

Retirement of Preferred Stock

The company will realize annualized dividend savings of approximately $1.5 million as a result of repurchasing approximately $16.4 million redemption value of Series D, F and H preferred stock, in two-step transactions completed in May 2003 for approximately $15.1 million in cash.  To date, $22.5 million of total redemption value of preferred stock has been retired against the current $50 million repurchase program.

Liquidity

PRIMEDIA continues to have sufficient financial resources to meet its cash needs and service its debt and other fixed obligations for the foreseeable future.  At June 30, 2003, the company had approximately $280 million of cash and available unused credit lines.

Covenant Compliance

During the second quarter 2003, the Credit Agreement amongst the company and various lenders was amended to provide for a one-year hiatus in each of the scheduled step-downs in the permitted leverage ratio, as defined in the Credit Agreement.  As a result of the amendment, the leverage ratio remains at 6.0 and does not step down to 5.75 until the third quarter of 2004.  This amendment enables the company to consider alternatives to improve its capital structure, but was not necessary to remain in compliance with all of its debt covenants.

The leverage ratio for the 12 month period ended June 30, 2003 is expected to be approximately the same as the 4.8 times reported for the 12 month period ended March 31, 2003.

Severance Related to Separated Senior Executives

The company recorded a charge of approximately $5.6 million in the second quarter 2003 relating to severance payments for the former CEO and CFO.

Provision for Impairment

The company recorded a Provision for Impairment of Investments of $7.7 million in the second quarter 2003 for the write-down of assets for equity investments.  There are no material assets for equity investments or related deferred revenues remaining on PRIMEDIA’s balance sheet.

Depreciation, Amortization and Interest Expense

Depreciation expense was approximately $14.8 million in the second quarter 2003, lower than the same quarter last year, due primarily to lower fixed asset balances resulting from impairment charges as required by SFAS 144 in 2002.  Amortization expense declined to $10.0 million in second quarter 2003, compared to $16.3 million in the same period of the prior year, due primarily to the divestiture of certain titles, intangibles that became fully amortized and lower intangible balances resulting from impairment charges as required by SFAS 144, all occurring in 2002.  Interest expense was approximately $31.8 million in the second quarter 2003.  Interest expense decreased year-over-year as a result of reduced debt levels and lower interest rates.

Seventeen Asset Sale

On May 30, 2003, PRIMEDIA closed the Seventeen Asset Sale for a total cash consideration of $182.4 million, subject to standard post closing adjustments.  The company used the proceeds to repay borrowings under its revolving loan facilities.  This sale resulted in a gain of $104.3 million recorded in second quarter 2003.

The following table shows the impact of the Seventeen Asset Sale on PRIMEDIA’s Consumer Segment sales and Consumer Segment EBITDA from continuing businesses in second quarter 2002:

($ millions)	Second Quarter 2002 (1)	Seventeen Properties	Adjusted
Consumer Segment Sales	$307.6	$14.1	$293.5
Consumer Segment EBITDA	$54.2	$(0.8)	$55.0

(1)          Adjusted for divestitures that occurred during 2002.

For the full year 2002, sales and Segment EBITDA for the Seventeen properties were $94.8 million and $12.5 million, respectively.

2003 Guidance

Due to continued weakness in the B2B Segment, PRIMEDIA is lowering its target for full year 2003 sales to the $1,460-1,480 million range.  Compared to prior year, consolidated sales declined in the first half of 2003 and are expected to be essentially flat in the second half of this year.  In the second half of 2003, costs are expected to be lower than previously estimated and level to the same period in the prior year.  Therefore, Segment EBITDA is expected to be essentially flat in the second half of 2003.  Second half 2003 guidance is driven by expected growth in the Consumer Segment offset by weakness in the B2B Segment.

The company’s targets for Consumer Segment EBITDA, B2B Segment EBITDA and Corporate Overhead for the third and fourth quarters 2003 ($ millions) are set forth in the table below.  The full year 2003 target is unchanged.

3Q03	4Q03	Full Year 2003
$50-53	$95-98	$254-259

Use of Consumer Segment EBITDA and B2B Segment EBITDA

Consumer Segment EBITDA and B2B Segment EBITDA reconcile to Net Income in the attached Financial Highlights table.  Segment EBITDA for a segment is defined as segment earnings before interest, taxes, depreciation, amortization and other credits (charges).  Other credits (charges) include severance related to separated senior executives, non-cash compensation and non-recurring charges, provision for severance, closures and restructuring related costs and loss on sale of businesses and other, net.  We believe that Segment EBITDA is the most accurate indicator of the company’s segment results because it focuses on revenue and operating costs driven by operating managers’ performance.  These segment results are used by the company’s chief operating decision maker to make decisions about resources to be allocated to the segments and to assess their performance.

Investor Conference Call

PRIMEDIA’s management will hold a conference call on Thursday, July 31, 2003 at 10:00 AM Eastern Time.  In order to participate in the call, please dial 1-800-223-9488 from the United States or 1-785-832-2267 from international locations.  The conference ID is PRIMEDIA.  To listen to the call on the Internet, please go to our website, www.primedia.com.

The recorded version will be available after the conference call by dialing 1-877-710-5302 from the United States or 1-402-220-1605 from international locations.  The replay will be available two hours after the completion of the call until 7:00 PM, Eastern Time, on August 6, 2003.

New PRIMEDIA Website Launched

Recently, the company launched its redesigned corporate website (www.primedia.com), which provides greatly improved navigation and organizational features including focus on the company’s targeted business properties and Investor Relations. The new site is highlighted by a directory complete with detailed pages for every PRIMEDIA product, and includes a detailed section for investors who can easily access the company’s SEC filings, stock quotes and recent investor presentations.  Customers can subscribe to our consumer magazines while visiting our website.

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States, with positions in consumer and business-to-business markets.  Our properties deliver content via print as well as video, the Internet and live events and offer highly effective advertising and marketing solutions in some of the most sought after niche markets.  With 2002 sales from continuing businesses of $1.5 billion, PRIMEDIA is the #1 special interest magazine publisher in the U.S. with more than 250 titles.  Our well known brands include Motor Trend, Automobile, New York, Fly Fisherman, Power & Motoryacht, Creating Keepsakes, Ward’s Auto World, and Registered Rep.  The company is also the #1 publisher and distributor of free consumer guides, including Apartment Guides.  PRIMEDIA Television’s leading brand is the Channel One Network and About is one of the largest sources of original content on the Internet.  PRIMEDIA’s stock symbol is: NYSE: PRM.

This release contains certain forward-looking statements concerning PRIMEDIA’s operations, economic performance and financial condition.   These statements are based upon a number of assumptions and estimates, which are inherently subject to uncertainties and contingencies, many of which are beyond the control of the company, and reflect future business decisions, which are subject to change.  Some of these assumptions may not materialize, and unanticipated events will occur which can affect the company’s results.

Contacts:	Jim Magrone (investors):	212-745-0634	jmagrone@primedia.com
	Whit Clay (media):	212-446-1864	wclay@sloanepr.com

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Table Follows

PRIMEDIA INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Sales, Net:
Continuing Businesses	$365.0	$384.2	$716.4	$737.6
Divested/Closed Non-Core Businesses	—	2.5	—	13.5
Total Sales, Net	$365.0	$386.7	$716.4	$751.1

Segment Earnings before Interest, Taxes, Depreciation, Amortization and Other Credits (Charges) (A) (Segment EBITDA):
Continuing Businesses:
Consumer	$66.7	$55.0	$114.0	$91.9
Business to Business	6.9	15.9	9.2	16.8
Divested/Closed Non-Core Businesses	—	(1.4)	—	(3.3)
Corporate Overhead	(7.0)	(8.7)	(14.8)	(17.5)
Depreciation of Property and Equipment	(14.8)	(16.5)	(27.3)	(30.9)
Amortization of Intangible Assets and Other (including $4.8 of Provision for Impairments for the six months ended June 30, 2002)	(10.0)	(16.3)	(20.7)	(38.7)
Severance Related to Separated Senior Executives	(5.6)	—	(5.6)	—
Non-Cash Compensation and Non-Recurring Charges	(0.7)	(2.0)	(2.0)	(7.7)
Provision for Severance, Closures and Restructuring Related Costs	(2.4)	(14.6)	(3.7)	(25.1)
Loss on Sale of Businesses and Other, Net	(1.1)	(2.7)	(1.5)	(2.1)
Operating Income (loss)	32.0	8.7	47.6	(16.6)
Provision for Impairment of Investments	(7.7)	(4.1)	(7.7)	(7.6)
Interest Expense	(31.8)	(36.2)	(65.2)	(71.8)
Amortization of Deferred Financing Charges	(0.5)	(0.8)	(1.2)	(1.7)
Other Income (Expense), Net	(3.3)	0.2	(4.1)	(1.7)
Loss Before Provision for Income Taxes	(11.3)	(32.2)	(30.6)	(99.4)

Non-Cash Deferred Provision for Income Taxes (relating to the adoption of FASB 142 in 2002)	(3.3)	(6.5)	(7.1)	(64.5)

Loss from Continuing Operations ($.12 and $.14 per share for the three months ended June 30, 2003 and 2002, respectively, and $.27 and $.72 per share for the six months ended June 30, 2003 and 2002, respectively)	(14.6)	(38.7)	(37.7)	(163.9)
Discontinued Operations ($.40 and $.02 per share for the three months ended June 30, 2003 and 2002, respectively, and $.41 and $.05 per share for the six months ended June 30, 2003 and 2002, respectively; including gain on sale of businesses of $103.7 and $4.1 for the three months ended June 30, 2003 and 2002, respectively, and gain on sale of businesses of $102.8 and $10.6 for the six months ended June 30, 2003 and 2002, respectively)	103.5	4.3	106.4	11.5
Cumulative Effect of a Change in Accounting Principle from the adoption of SFAS 142 in 2002 ($1.56 per share for the six months ended June 30, 2002)	—	—	—	(388.5)
Net Income (Loss)	88.9	(34.4)	68.7	(540.9)
Preferred Stock Dividends and Related Accretion, Net (B)	(15.6)	3.5	(32.0)	(16.0)
Income (Loss) Applicable to Common Shareholders	$73.3	$(30.9)	$36.7	$(556.9)
Income (Loss) Applicable to Common Shareholders per Common Share	$0.28	$(0.12)	$0.14	$(2.23)
Basic Common Shares Outstanding (weighted average)	259,003,962	255,514,428	258,945,403	249,349,254

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
OTHER DATA

Cost of Goods Sold	$79.5	$91.2	$159.0	$177.8
Marketing and Selling	$72.3	$77.4	$153.7	$165.6
Distribution, Circulation and Fulfillment	$59.5	$63.1	$120.4	$127.8
Editorial	$30.3	$33.1	$62.1	$68.9
Other General Expenses	$50.1	$53.0	$98.7	$106.6
Corporate Administrative Expenses	$6.7	$8.1	$14.1	$16.5

Capital Expenditures, Net	$12.2	$14.2	$21.2	$19.1

	At June 30,	At March 31,	At December 31,	At June 30,
	2003	2003	2002	2002
Cash and Cash Equivalents	$23.6	$21.7	$18.6	$19.6
Long-term Debt, including Current Maturities	$1,632.8	$1,772.4	$1,735.4	$1,911.1
Exchangeable Preferred Stock	$469.1	$484.8	$484.5	$493.8
Series J Convertible Preferred Stock	$154.7	$149.9	$145.4	$135.0
Common Shares Outstanding	259,336,005	259,267,523	258,865,448	256,984,631

(A) Other credits (charges) include severance related to separated senior executives, non-cash compensation and non-recurring charges, provision for severance, closures and restructuring related costs and loss on sale of businesses and other, net.

(B) Amounts are net of gains on the preferred stock exchanges of $.9 and $25.3 for the three months ended June 30, 2003 and 2002, respectively, and $.9 and $28.3 for the six months ended June 30, 2003 and 2002, respectively.